UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________________________

Date of Report (Date of earliest event reported): January 2, 2007 (January 1, 2007)

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23901 Calabasas Road, Suite 2072, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.02 Departure of Directors or Principal Officers

Effective January 1, 2007, Mr. Jim Moody resigned from the position of member of the Board of Directors of NetSol Technologies, Inc. (the “Company” or “NetSol”). Mr. Moody’s resignation was not the result of a disagreement with NetSol on any matter relating to NetSol’s operations, policies, or practices. Mr. Moody was a member of the Compensation, Nomination and Corporate Governance Committee and was Chairman of the Audit Committee. The Chairmanship of the Audit Committee has been assumed by Mr. Shahid Javed Burki. Mr. Moody has been provided with a copy of this disclosure and Mr. Moody has indicated no disagreement with its content.

Mr. Mark Caton has been elected by the board of directors to fill the vacancy left by Mr. Moody effective January 1, 2007. Mr. Caton has joined the Compensation, Nomination and Corporate Governance and Audit Committees as a member. There has been no transaction during the last two years, or proposed transactions, to which NetSol and Mr. Caton have been parties in which Mr. Caton has had a direct or indirect material interest. Mr. Caton is currently President of Centela Systems, Inc. a distributor of computer peripheral solutions in the multimedia and digital electronic market segment, a position he held since 2003. Prior to joining Centela, Mr. Caton was President of NetSol Technologies USA, responsible for US sales, from June 2002 to December 2003. Mr. Caton was employed by ePlus from 1997 to 2002 as Senor Account Representative. He is a member of the UCLA Alumni Association Board of Directors. Mr. Caton is an independent director.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: January 2, 2007	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: January 2, 2007	/s/ Tina Gilger
TINA GILGER
Chief Financial Officer, Secretary